Exhibit 99.1

Sterling Phillips Named GTSI’s Chief Executive
Officer and President

Industry Veteran Phillips to Focus on Growth of Earnings and
Shareholder Value

HERNDON, VA., November 29, 2010 — GTSI Corp. (NASDAQ: GTSI) a systems integrator, solutions and services provider to the U.S. Federal, state and local governments, today announced that the Board of Directors has appointed Sterling E. Phillips, Jr. as GTSI’s new Chief Executive Officer and President.

“After an extensive search the Board has selected Sterling Phillips to lead GTSI. Sterling is a proven leader with a track record of growth in the government contracting industry,” said John Toups, Chairman of GTSI’s Board of Directors. “For nearly three decades GTSI has been focused on innovative technology solutions and services to its government customers. Having a seasoned leader like Sterling at the helm will enable GTSI to continue to focus on management’s strategic plan to grow GTSI’s core business while expanding professional services and investing in solutions development with the goal of increasing shareholder value.”

“I am grateful to the Board for their confidence in me to lead GTSI during this critical time in the transformation of the company,” said Sterling Phillips, GTSI’s Chief Executive Officer and President. “Our focus will be the execution of an effective strategy to accelerate the company’s growth, particularly in services. I look forward to working with the dedicated employees of GTSI to continue the growth and expansion of our offerings to government customers.”

For nearly three decades, GTSI has seen many changes in the government technology market. Today, GTSI offers information technology infrastructure solutions that combine commercial-off-the-shelf (COTS) hardware and software from our industry-leading partners with our experienced teams of technology professionals. Over the past few years, GTSI has driven solutions centered on virtualization, networking, unified communications, data center efficiency through green IT and cloud computing, security — both physical and cyber — and information technology services management.

Prior to joining GTSI, Mr. Phillips has served in top management positions in several federal professional services contractors. Mr. Phillips served for six years as chairman and CEO of Analex Corporation, a publicly traded federal professional services firm that was acquired in 2007 by QinetiQ North America. Analex had more than 1,100 employees who provided information technology, engineering, security and intelligence related services to the U.S. intelligence community, the Department of Defense and NASA. During Mr. Phillips tenure, Analex grew from less than $20 million to more than $180 million in annual sales.

Before Analex, Mr. Phillips was senior vice president of Federal Data Corporation (now part of Northrop Grumman) where he was instrumental in completing six acquisitions and growing revenues from $130 million to more than $650 million in less than five years.

Mr. Phillips began his career with IBM Corporation where he progressed through a variety of technical, marketing and general management assignments. During his last nine years with IBM, he was an executive in their federal systems division (now a part of Lockheed Martin) in business development and general management roles. Following his retirement from IBM, Mr. Phillips joined Computer Sciences Corporation where he served as president of the federal business development division.

Since the sale of Analex in 2007, Mr. Philips has been a venture partner at FirstMark Capital LLC, formerly Pequot Ventures.

Mr. Phillips holds a BS in psychology from the University of North Carolina at Chapel Hill. He and his wife live in McLean, VA.

About GTSI Corp.
GTSI Corp. provides a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services.  GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal.  TLM allows customers to implement solutions quickly and cost-effectively.  GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet client’s current and future requirements and business objectives.  GTSI is headquartered in Northern Virginia, outside of Washington, D.C. and was named as one of “Best Places to Work” in 2009. Further information about the Company is available at www.GTSI.com.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management, including, but not limited to, those relating to sales, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are discussed in the Company’s most recent annual report on Form 10–K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.

GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com